Exhibit 3.5

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CANCER GENETICS, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Cancer Genetics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is Cancer Genetics, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was April 8, 1999.

2. The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 and Section 228 of the General Corporation Law of the State of Delaware. The amendment amends the Amended and Restated Certificate of Incorporation of the Corporation as follows:

Article FOURTH is hereby amended by deleting paragraph (a) of Section 6.2 in its entirety, and replacing such paragraph with the following paragraph:

“Each share of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, as provided herein, upon the earlier of (i) the closing of an underwritten public offering pursuant to an effective registration statement in connection with an initial public offering with gross proceeds of Fifteen Million Dollars ($15,000,000) or more, or (ii) the date which is twelve (12) months following the consummation of a reverse merger of the Corporation with a public company that files reports with the SEC under the Securities Exchange Act of 1934 and the shares are sellable under Rule 144, or (iii) the date of effectiveness of a registration statement of all of the Common Stock issuable upon the conversion of the Series B Preferred Stock, provided, however, to the extent that any underlying shares cannot be registered, then the Series B Preferred Stock shall convert only to the extent of the registered convertible portion or (iv) upon the vote of the holders of not less than a sixty-six and two-thirds percent
(66 2/3rd%) of the then outstanding voting power of the shares of Series A Preferred Stock and Series A-1 Preferred Stock, voting as separate class, and not less than a sixty-six and two-thirds percent (66 2/3rd%) of the then outstanding shares of Series B Preferred Stock, voting as a separate class.”

3. This Certificate of Amendment shall be effective November 27, 2012 at 9:00 A.M. Eastern Time.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this 26th day of November, 2012.

CANCER GENETICS, INC.

By:	/s/ Panna L. Sharma
Name: Panna L. Sharma
Title: Chief Executive Officer